EXHIBIT 10.27
Monsanto Company Recoupment Policy
(As Amended and Restated Effective as of October 27, 2009)
If the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct or error (as determined by the Independent Directors), the Company may, in the discretion of the Independent Directors, take action for the Company to recoup from Executives all or any portion of an Incentive Award received by the Executive, the amount of which had been determined in whole or in part upon specific performance targets relating to the restated financial results, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the need for the restatement. In such an event, the Company shall be entitled to recoup up to the amount, if any, by which the Incentive Award actually received by the Executive exceeded the payment that would have been received based on the restated financial results. The Company’s right of recoupment pursuant to this policy shall apply only if demand for recoupment is made not later than three years following the payment of the applicable Incentive Award.
For purposes of this policy, the term
(i)	“Executive” means an individual who, during any portion of the period for which the applicable financial results are restated, was a member of the Company’s Executive Team.

(ii)	“Incentive Award” means any cash or stock-based award under the Company’s Annual Incentive Plans or Long-Term Incentive Plans, the amount of which is determined in whole or in part upon specific performance targets.

(iii)	“Independent Directors” means those members of the Board of Directors who are considered independent for purposes of the listing standards of the New York Stock Exchange.